BRIDGE LOAN AND REPRESENTATION AGREEMENT

THIS AGREEMENT made as of the 14th day of March, 2007.

AMONG:

FIRST CAPITAL INVEST CORP., a company incorporated under the laws of Switzerland and having its head office located at Florastrasse 14, Zurich, CH-8008, Switzerland
(hereinafter called “FCIC”)

AND:

MEGA MEDIA GROUP, INC., a company incorporated under the laws of United States of America and having its head office located at 3rd Floor, 598 Broadway, New York, New York USA 10012
(hereinafter called “MMG”)

AND:

ALEKSANDR SHVARTS and ERIC SCHWARTZ, all of New York, New York, USA
(hereinafter called the “Principal Shareholders”)

WHEREAS:

A.    MMG requires operating capital.

B.     MMG carries on the business of:

(1)    Mainstream Entertainment and Media

Investing in and developing a broad range of entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogues with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists. In addition to acquiring and developing both established and emerging media properties, MMG has also developed a management division to serve the needs of artists.

(2)    Russian Ethnic Media

Delivering media products that are contemporary, entertaining, fun and relevant to the ethnic Russian community in North America. Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, MMG is able to deliver a unique blend of content that resonates with the “second generation” Russian mentality: distinctly American with a European flair.

C.    MMG wishes to go public via a reverse takeover (a “RTO”) of an existing public company ("Pubco") trading on the over-the-counter bulletin board.

D.    FCIC is an investment firm and wishes to provide corporate finance advice and assist MMG in going public.

E.    The Principal Shareholders are the controlling shareholders of MMG and have represented and warranted that they have agreed to tender their shares pursuant to an RTO with a Pubco introduced by FCIC, provided that Pubco's share structure on completion of the RTO approximates the pro forma structure set out in Schedule L attached hereto.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of ONE ($1.00) DOLLAR paid by each party to the other and of the mutual covenants and agreements hereinafter contained, the parties hereto agree each with the other as follows:

1.           INTERPRETATION

1.1    Where used herein or in any amendments or Schedules hereto, the following terms shall have the following meanings:

(a)
“Accountants” means Kempisty and Company, a firm of Chartered Accountants or Certified Public Accountants, independent of MMG and the Principal Shareholders satisfactory to the United States Securities and Exchange Commission;

(b)
“Assets” means all of the properties, assets, and undertaking of MMG (including technology, intellectual property, and goodwill) for the time being, present and future, real and personal, legal or equitable, tangible or intangible and of whatsoever nature and kind;

(c)
“Bridge Loan” means the loans in the approximate aggregate amount of TWO HUNDRED AND FIFTY THOUSAND (US$250,000) DOLLARS, which may be made to MMG by FCIC or arranged by FCIC pursuant to the terms of this Agreement;

(d)	“Business” means the business in which MMG is engaged, namely:

(i)
acquiring and developing both established and emerging media properties, serving the needs of artists, and delivering media products that are contemporary, entertaining, fun and relevant to the ethnic Russian community in North America, as described in the business plan attached as Schedule A (the “Business Plan“); and

(ii)	any other enterprise that is directly related to the foregoing;

(e)	“Event of Default” means any event set forth in section 13;

(f)	“FCIC Shares” means those fully paid and non assessable common shares of MMG that may be issued to FCIC and/or FCIC’s clients by MMG pursuant to this Agreement;

(g)
“Intellectual Property” means all intellectual property owned by MMG relating to the Business, including all patents, patent applications, trade marks, service marks, trade dress, trade names, copyrights, registrations or applications to register any of the foregoing and any trade secrets;

(h)	“Lenders” means lenders of the Bridge Loan, including FCIC;

(i)
“Maturity Date” means the date that is the earlier of six (6) months from the date of any advance under the Bridge Loan or the date that MMG  or the Resulting Company (as hereinafter defined) from the merger of MMG and Pubco, completes an equity financing of not less than US $1,500,000;

(j)	“MMG Financial Statements” means those audited financial statements of MMG to be prepared by the Accountants as at January 31, 2007;

(k)	“MMG Shareholders” means each of the shareholders of MMG set out in the attached Schedule B;

(l)
“MMG Shares” means the five million two hundred seventy seven thousand four hundred forty six (5,277,446) voting common shares US $0.001 par value and the fourteen million four hundred and seventeen thousand (14,417,000) preferred shares US $0.001 par value in the capital of MMG, held by the MMG Shareholders in the amounts set opposite their names in the attached Schedule B, being all of the currently issued and outstanding shares of MMG;

(m)	“Principal Sum” means the sum of TWO HUNDRED AND FIFTY THOUSAND (US$250,000) DOLLARS to be advanced in instalments under the Bridge Loan;

(n)	“Promissory Note” means the promissory note or notes to be delivered by MMG to FCIC or the Lenders in substantially the form attached as Schedule C;

(o)
“Property” means all of the properties, assets and undertaking of MMG, for the time being, present and future, real and personal, legal or equitable, tangible or intangible, and of whatsoever nature and kind and wheresoever situate; and

(p)	"Pubco" means an existing public company whose shares are quoted for trading on the U.S. over-the-counter bulletin board;

(q)	"Resulting Company" means the company resulting from the merger/acquisition or other business combination between MMG and Pubco; and

(r)	“RTO” means reverse takeover.

1.2    Wherever the singular or the masculine are used herein the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

1.3    The headings to the sections, paragraphs, subparagraphs or clauses of this Agreement are inserted for convenience only and shall not affect the construction hereof.

1.4    Unless otherwise stated a reference herein to a numbered or lettered section, paragraph, subparagraph or clause refers to the section, paragraph, subparagraph or clause bearing that number or letter in this Agreement. A reference to this Agreement or herein means this Bridge Loan and Representation Agreement, including the Schedules hereto, together with any amendments thereof.

1.5    All dollar amounts expressed herein refer to lawful currency of the United States of America.

1.6    The following schedules are attached to and form part of this Agreement:

Schedule A –	The Business Plan, including description of subsidiaries
Schedule B –	MMG Capital Structure
Schedule C –	Management Prepared Financial Statements
Schedule D –	Form of Promissory Note
Schedule E –	Employment, Service & Pension Agreements of MMG
Schedule F –	Real Property & Leases of MMG
Schedule G –	Encumbrances on MMG’s Assets
Schedule H –	MMG Litigation
Schedule I –	Options or Rights to Purchase Securities of MMG
Schedule J –	Registered Trademarks, Trade Names & Patents of MMG
Schedule L –	Resulting Company Share Structure

2.      ENGAGEMENT

2.1    MMG hereby engages FCIC in the capacity of an independent consultant and as its non exclusive fiscal agent for the services described hereafter and FCIC accepts such engagement.

2.2    MMG and the Principal Shareholders agree that MMG shall have until one (1) month from the date MMG delivers the MMG Financial Statements to FCIC (the “Due Diligence Period”) within which to complete its due diligence investigations. Upon being fully satisfied with its due diligence investigations of MMG and of the corporate opportunities available to MMG, FCIC shall notify MMG in writing of its satisfaction or non-satisfaction with its due diligence investigations.

2.3    FCIC acknowledges that MMG requires working capital for its operations and agrees that it may advance monies to MMG under the terms of the Bridge Loan during and after the Due Diligence Period. The advances shall be made in United States (“US”) currency and each instalment shall be repaid by MMG on the Maturity Date of the advance of each instalment or as otherwise provided under this Agreement. The advances under the Bridge Loan shall be subject to and in accordance with the provisions of paragraphs 12.1 and  hereof.

2.4    MMG and the Principal Shareholders agree that upon FCIC advancing an aggregate of TWO HUNDRED FIFTY THOUSAND (US$250,000) to MMG under the Bridge Loan, they shall cause a nominee of FCIC to be appointed to MMG’s board of directors.

2.5    MMG and the Principal Shareholders acknowledge and agree that FCIC has identified a suitable Pubco and that they will use their best efforts to complete an RTO on the basis set out in section 14 hereof . MMG and the Principal Shareholders further agree should MMG fail to complete the RTO, FCIC shall be entitled to terminate its obligations under this Agreement and in addition to any compensation due to it hereunder, MMG and the Principal Shareholders will pay a break-up fee calculated on the basis of one hundred (100%) percent of the amount of the Principal Sum that has been advanced under the Bridge Loan to such date.

3.      TERM

3.1    The term of FCIC’s engagement shall commence effective March 1, 2007 (the “Commencement Date”) and shall run until the earlier of two (2) years from the Commencement Date and the date on which MMG becomes a public company, provided however, that in the event FCIC does not fund the operations of MMG in the amount of at least TWO HUNDRED AND FIFTY THOUSAND (US$250,000) DOLLARS within one (1) month of the Commencement Date, then the engagement of FCIC as the fiscal agent of MMG shall terminate and FCIC shall be entitled to the repayment or at its sole election, conversion of all or any part of the Bridge Loan advanced to that date.

3.2    It is understood and agreed that upon MMG becoming a public company (the “Resulting Company”), a fresh agreement will be entered into by the Resulting Company and FCIC and that FCIC will continue to provide similar services to the Resulting Company as herein provided.

4.          SERVICES

4.1    FCIC agrees to provide the following services to MMG:

(a)	use reasonable efforts to arrange financings totalling TWO MILLION (US$2,000,000) DOLLARS, on terms reasonably acceptable to MMG, whether debt or equity or debt convertible into equity;

(b)	provide management advice, including assisting in the selection of personnel;

(c)	provide cash-flow analysis and recommend strategies for improving same;

(d)	provide cash-flow analysis and recommend strategies for improving same;

(e)	search for, identify and perform or direct all necessary due diligence on Pubco;

(f)	introduce MMG to professional advisors, including business valuators and auditors;

(g)	assist MMG in any valuation issues which may arise in connection with an RTO;

(h)	introduce MMG to a prospective market maker, and use reasonable efforts to assist MMG in securing such market maker;

(i)
negotiate the transaction terms with Pubco and the financing terms with any underwriter, and assist in the “going public” transaction, including assisting Pubco’s professional advisors in dealing with the stock exchange or bulletin board on which Pubco is listed; and

(j)	use reasonable efforts to assist any sponsor in completing a major financing, it being understood that the success of such financing is not guaranteed.

5.           COMPENSATION

5.1    As compensation for services hereunder, MMG agrees that it shall pay FCIC during the term of this Agreement the sum of TEN THOUSAND (US$10,000) DOLLARS per month and in the event FCIC arranges any financing during the term of this Agreement, which closes during or after such term on terms which are substantially the same as the terms on which such financing was commenced, MMG or the Resulting Company, as the case may be, shall pay a fee to FCIC in the amount of ten (10%) percent of the amount or amounts so arranged and issue warrants to FCIC entitling it to purchase on the same terms and conditions of any financing it arranges securities equivalent to ten (10%) percent of such securities sold on the financing. FCIC acknowledges that in the event a financing is arranged through a public company, the fee shall be the responsibility of such public company.

5.2    In addition, notwithstanding anything to the contrary contained herein, in the event MMG goes public by any manner including an RTO or initial public offering (“IPO”), MMG shall issue FCIC such number of common shares without par value in the capital of MMG as fully paid and non-assessable (the “Finder's Shares”), such that on completion of the RTO or IPO, FCIC will hold approximately three (3%) percent of the shares issued by the Resulting Company in exchange for all the issued and outstanding shares of MMG.

6.           COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS AND MMG

The Principal Shareholders and MMG jointly and severally covenant with and represent and warrant to FCIC as follows, and acknowledge that FCIC is relying upon such covenants, representations and warranties in connection with the advance of the Bridge Loan by FCIC and its clients and its retention as MMG’s fiscal agent that:

6.1    MMG has been duly incorporated and organized, is validly existing and is in good standing under the laws of United States of America; it has the corporate power to own or lease its property and to carry on the Business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has all necessary licenses, permits, authorizations and consents to operate its Business in accordance with the terms of its Business Plan.

6.2    The authorized capital of MMG consists of twenty million (20,000,000) voting common shares, par value US$0.001 of which five million two hundred seventy seven thousand four hundred and forty six (5,277,446) voting common shares have been duly issued and are outstanding as fully paid and nonassessable and seventy million (70,000,000) preferred shares par value US$0.001 of which fourteen million four hundred and seventeen thousand (14,417,000) preferred shares have been duly issued and are outstanding as fully paid and non-assessable.

6.3    The MMG Shares owned by the MMG Shareholders are owned by them as the beneficial and recorded owners with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever as more particularly set out in Schedule B hereof.

6.4    No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the MMG Shareholders of any of the MMG Shares held by any of them.

6.5    No person, firm or corporation has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of MMG or of any securities of MMG, except as set out in Schedule H attached hereto.  MMG and the Principal Shareholders covenant and agree that the outstanding loans set out in Schedule H shall be converted into that number of common shares set out opposite each lender's name in Schedule H prior to the RTO, such that MMG will have issued a maximum of four million four hundred fifty four thousand one hundred eighty three (4,454,183) additional common shares in satisfaction of loans in the aggregate amount of ONE MILLION TWO HUNDRED EIGHTY ONE THOUSAND FOUR HUNDRED FIFTY FIVE (US$1,281,455) DOLLARS.

6.6    FCIC understands that approximately $400,000 of convertible loans may still be outstanding as at the time of the RTO.

6.7    Other than as disclosed in Schedule A attached hereto, MMG does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations and will not acquire, or agree to acquire, any subsidiary or business without the prior written consent of FCIC, which consent shall not unreasonably be withheld.

6.8    Notwithstanding anything to the contrary contained herein and any further share, option, warrant, or rights being issued, the relative percentages as between the existing shareholders of the Pubco, FCIC and MMG Shareholders at the time of the RTO shall remain as set out in Schedule L.

6.9    Except as described in Schedule I and article 6.5 hereof, MMG will not, without the prior written consent of FCIC, issue any additional shares from and after the date hereof or create any options, warrants or rights for any person to subscribe for or acquire any unissued shares in the capital of MMG, without the prior written consent of FCIC. The failure of MMG to renegotiate the NIR Funding, as described in Schedule I, prior to the RTO on terms that are acceptable to FCIC, shall be considered an Event of Default under section 13.1.

6.10   MMG is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the Business.

6.11   The books and records of MMG fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of MMG as at the date hereof, and all material financial transactions of MMG relating to the Business have been accurately recorded in such books and records.

6.12   MMG shall immediately cause the Accountants to commence the preparation of the MMG Financial Statements and represent that the MMG Financial Statements will present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of MMG as at the date thereof and there will not be any material increase in such liabilities other than in the ordinary course of Business and the MMG Financial Statements will not show any material differences from the management prepared and reviewed financial statements (the “Management Statements”) attached as Schedule C hereto.

6.13   The entering into of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)
result in the violation of any of the terms and provisions of the constating documents or bylaws of MMG or of any indenture, instrument or agreement, written or oral, to which MMG or the Principal Shareholders may be a party; or

(b)	to the best of the knowledge of MMG and the Principal Shareholders, result in the violation of any law, regulation, municipal bylaw or ordinance.

6.14   This agreement has been duly authorized, validly executed and delivered by MMG and the Principal Shareholders.

6.15   The Business has been carried on in the ordinary and normal course by and will be carried on by MMG in the ordinary and normal course after the date hereof other than by mutual agreement of MMG and FCIC.

6.16   Except as disclosed in the Schedules hereto:

(a)	MMG is not a party to any written or oral employment, service or pension agreement;

(b)
MMG does not have outstanding any bonds, debentures, mortgages, notes or other indebtedness, and MMG is not under any agreement to create or issue any bonds, debentures, mortgages, notes or other indebtedness;

(c)	MMG is not the owner, lessee or under any agreement to own or lease any real property;

(d)
MMG owns, possesses and has good and marketable title to its undertaking, property and Assets, and without restricting the generality of the foregoing, all those assets described in the balance sheet included in the Management Statements, free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising.

(e)	MMG does not have any outstanding material agreements (including employment agreements) contracts or commitment, whether written or oral, of any nature or kind whatsoever, except:

(i)	agreements, contracts and commitments in the ordinary course of business;

(ii)	service contracts on office equipment; and

(iii)	the employment, services and pension agreements described in the Schedules hereto;

(f)
there are no actions, suits or proceedings (whether or not purportedly on behalf of MMG), pending or threatened against or affecting MMG or affecting the Business, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and neither MMG nor the Principal Shareholders are aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

6.17   MMG has its property insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect; to the best of the knowledge of MMG and the Principal Shareholders, MMG is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

6.18   MMG is not in material default or breach of any contracts, agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both which would constitute such a default or breach, and all such contracts, agreements, indentures or other instruments are now in good standing and MMG is entitled to all benefits thereunder.

6.19   To the best of the knowledge of MMG and the Principal Shareholders, MMG is conducting and will conduct the Business in compliance with all applicable laws, rules and regulations of each jurisdiction in which the Business is or will be carried on, MMG is not in material breach of any such laws, rules or regulations and is fully licensed, registered or qualified in each jurisdiction in which MMG owns or leases property or carries on or proposes to carry on the Business to enable the Business to be carried on as now conducted and its property and assets to be owned, leased and operated, and all such licenses, registrations and qualifications are valid and subsisting and in good standing and that none of the same contains or will contain any provision, condition or limitation which has or may have a materially adverse effect on the operation of the Business.

6.20   All facilities and equipment owned or used by MMG in connection with the Business are in good operating condition and are in a state of good repair and maintenance.

6.21   Except as disclosed in the Management Statements, MMG has no loans or indebtedness outstanding which have been made to directors, former directors, officers, shareholders and employees of MMG or to any person or corporation not dealing at arm’s length with any of the foregoing.

6.22   MMG has made full disclosure to FCIC of all aspects of the Business and has made all of its books and records available to the representatives of FCIC in order to assist FCIC in the performance of its due diligence searches and no material facts in relation to the Business have been concealed by MMG or the Principal Shareholders.

6.23   To the best of their knowledge, information and belief, all due diligence material provided to FCIC and its counsel is accurate in all respects.

6.24   There are no material liabilities of MMG of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which MMG or FCIC may become liable on or after the consummation of the transaction contemplated by this Agreement, other than liabilities which may be reflected on the MMG Financial Statements, liabilities disclosed or referred to in this Agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of the MMG Financial Statements, none of which has been materially adverse to the nature of the Business, results of operations, assets, financial condition or manner of conducting the Business.

6.25   The Articles, bylaws and other constating documents of MMG in effect with the appropriate corporate authorities as at the date of this Agreement will remain in full force and effect without any changes thereto unless such changes are expressly agreed to by FCIC.

6.26   The directors and officers of MMG are as follows:

Name	Position
Aleksandr Shvarts	Chief Executive Officer
David Kokakis	Chief Operating Officer
Gennady Pomeranets	Chief Financial Officer
Eric Schwartz	Executive Vice President

6.27   MMG is not a party to any collective bargaining agreement or other agreement made with a trade union and there is no union which has been certified as the bargaining agent for the employees of MMG.

6.28   No claim shall be made by FCIC against MMG or the Principal Shareholders as a result of any misrepresentation or as a result of the breach of any covenant or warranty herein contained unless the aggregate loss or damage to FCIC exceeds FIVE THOUSAND (US$5,000) DOLLARS.

7.           REPRESENTATIONS AND WARRANTIES REGARDING MMG’S TECHNOLOGIES/INTELLECTUAL PROPERTY

7.1    MMG and the Principal Shareholders hereby represent and warrant to FCIC that:

(a)	with respect to the Intellectual Property referred in Schedule A:

(i)	MMG is the sole and exclusive owner and has the sole and exclusive right to use, license and convey the item in the conduct of its Business;

(ii)
to the best of the knowledge of MMG and the Principal Shareholders, no proceedings are pending or threatened against MMG or against any other persons which challenge the validity, enforceability, use or ownership of the item, except as described in Schedule H attached hereto;

(iii)
to the best of the knowledge of MMG and the Principal Shareholders (without having made independent searches or investigation in connection therewith), the Intellectual Property does not infringe upon or otherwise violate the intellectual property including, but without restricting the generality thereof, patents, trademarks, service marks, or copyrights, domestic or foreign, of others and, to the knowledge of MMG and the Principal Shareholders, is not being infringed upon by others and is not subject to any outstanding order, decree, judgment, stipulation or charge;

(iv)	MMG has not received any charge of interference or infringement with respect to any item;

(v)
to the best of the knowledge of MMG and the Principal Shareholders (without having made independent searches or investigation in connection therewith), there is no invention or application therefor or similar property which infringes upon the item;

(vi)	MMG shall have taken all steps reasonable and duly necessary to protect the Intellectual Property;

(vii)
MMG has supplied (or made available to) FCIC true and complete copies of all written documentation evidencing its ownership of each item and all licenses and other contracts relating thereto, or to which a reference is made in Schedule A; and

(viii)	MMG has the right to use all of the registered trade marks, trade names and patents, both domestic and foreign, in relation to the Business as set out in the Schedules hereto;

(b)
to the best of the knowledge of MMG and the Principal Shareholders (without having made independent searches or investigation in connection therewith), MMG has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party, nor will any infringement, misappropriation, or violation occur as a result of the continued operation of the business by MMG as now conducted.

8.           COVENANTS, REPRESENTATIONS AND WARRANTIES OF FCIC

8.1    FCIC covenants with and represents and warrants to MMG and the Principal Shareholders as follows and acknowledges that they are relying upon such covenants, representations and warranties in entering into this Agreement:

(a)
the entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of FCIC or of any indenture, instrument or agreement, written or oral, to which FCIC may be a party;

(b)	this Agreement has been duly authorized, validly executed and delivered by FCIC; and

(c)
no claims shall be made by MMG or the Principal Shareholders against FCIC as a result of any misrepresentation or as a result of the breach of any covenant or warranty herein contained unless the aggregate loss or damage to MMG or the Principal Shareholders exceeds FIVE THOUSAND (US$5,000) DOLLARS.

9.           SURVIVAL

9.1    All representation, warranties, covenants and agreements made hereunder shall survive the payment of the Bridge Loan and shall continue in full force and effect until the repayment or conversion of the Bridge Loan.

10.         SECURITY

10.1   To secure the repayment of the Bridge Loan and the payment of all other monies due hereunder, MMG agrees to execute a Promissory Note in the form attached as Schedule C hereof, evidencing each advance of funds under the Bridge Loan and sign a general security agreement in the standard form, securing all the Assets in favour of the Lenders. The Lenders shall file the necessary UCC filings to register its security interests.

10.2   The Lenders may grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with MMG and with other parties, sureties or securities as the Lenders may see fit without prejudice to the liability of FCIC or the Lenders’ rights under this Agreement or under the Promissory Note.

10.3   The grant of the Promissory Note or of any other security in replacement thereof shall not operate so as to create any merger or discharge of any indebtedness or liability of MMG hereunder, nor of any assignment, transfer, guarantee, lien, contract, promissory note, bill of exchange or security of any form held or which may hereafter be held by the Lenders from MMG or from any other person whomsoever.

10.4   The Lenders may waive any breach by MMG of this Agreement or of any default by MMG in the observance or performance of any covenant or condition under the Promissory Note. No failure or delay on the part of the Lenders to exercise any right, power or remedy given herein or by statute or at law or in equity or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other exercise thereof or the exercise of any other right, power or remedy, nor shall any waiver by the Lenders be deemed to be a waiver of any subsequent similar or other event.

11.         TERMS OF THE BRIDGE LOAN

11.1   MMG shall pay interest on the monies advanced under the Bridge Loan before and after judgment, on the amount of the Principal Sum remaining unpaid from time to time interest at a rate of ten (10%) percent per annum, payable quarterly  on March 31, June 30, September 30, and December 31 of each year.

11.2   At any time prior to the Maturity Date and provided that MMG has not completed the RTO of Pubco, the Lenders shall have the right to convert all or any part of the Principal Sum into common shares without par value in the capital of MMG, at a conversion price of TWENTY FIVE (US$0.25) CENTS per share.

11.3   The Lenders may exercise the right of conversion hereby granted by delivering notice in writing to MMG which notice shall stipulate the amount of the Bridge Loan being converted to common shares in the capital of MMG. Upon receipt of such notice, MMG shall forthwith take all necessary action to cause certificates representing the appropriate number of common shares to be issued and delivered to the Lenders as the case may be in satisfaction of such amount of the Bridge Loan which has been so converted.

11.4   In the event of:

(a)	any subdivision, consolidation or reclassification of MMG’s issued shares;

(b)	any reorganization of the share capital of MMG affecting in any manner its issued shares;

(c)	the amalgamation , merger or business combination of MMG with any other company or companies; or

(d)
the declaration of a stock dividend or other distribution of the assets of MMG to the shareholders of MMG, other than a stock dividend of up to but not in excess of five (5%) percent of the number of outstanding common shares of MMG, the number of shares which may be but are not yet issued pursuant to the Lender’s right of conversion at the time when such event occurs shall be adjusted, if required, so that the Lenders will be in no less favourable position than if they had received, prior to the date of such event, the shares which it would otherwise be entitled to receive upon exercise of its right of conversion.

11.5   MMG may prepay all or any portion of the Bridge Loan at any time prior to the Maturity Date, but MMG must give the Lenders notice of its intention to do so at least twenty (20) days before the date of such prepayment, during which the Lenders may exercise their rights of conversion in accordance with the terms of this Agreement.

12.         CONDITIONS PRECEDENT

12.1   The Lenders’ agreement to advance any funds to MMG shall be subject to the satisfaction of the following conditions:

(a)	the representations and warranties of MMG and the Principal Shareholders shall be true as of the date hereof and as of the date of each subsequent advance;

(b)	MMG shall have complied with all of its obligations hereunder;

(c)	MMG shall have caused to be delivered to the Lenders an opinion of MMG’s solicitors confirming that:

(i)	MMG was duly incorporated, organized, validly existing and in good standing with respect to the filing of annual returns under the laws of United States of America;

(ii)	this Agreement has been duly authorized, validly executed and delivered by MMG; and

(iii)	the General Security Agreement and the Promissory Notes delivered by MMG in respect of each advance have been duly authorized, validly executed and delivered by MMG;

(d)	MMG shall provide a budget setting out a use of proceeds, which budget is satisfactory to FCIC; and

(e)
other than for the Bridge Loan, any further advances or financing under FCIC's mandate hereunder shall be subject to MMG delivering the MMG Financial Statements, which statements shall not be materially different from the Management Statements.

(f)
The foregoing conditions precedent are inserted for the benefit of the Lenders and may be waived in whole or in part by the Lenders at any time prior to the Lenders making advances by delivering to MMG written notice to that effect..

12.2   The Lenders shall deliver from time to time or cause to be delivered to MMG funds advanced under the Bridge Loan in certified cheques, bank drafts or solicitors’ trust cheques

12.3   On the date of each advance by FCIC or a Lender, MMG shall deliver to FCIC or the Lender, as the case may be:

(a)	a promissory note evidencing the advance;

(b)	certified resolutions of the directors of MMG approving the transactions contemplated hereby and reserving sufficient shares to satisfy MMG’ obligations under this Agreement;

(c)	the opinion of MMG’ solicitors referred to in paragraph 12.1.

13.         EVENTS OF DEFAULT AND REMEDIES

13.1   Any one or more of the following events, whether or not any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall constitute an Event of Default if:

(a)	MMG defaults in the payment of any monies due hereunder as and when the same is due;

(b)	MMG defaults in the observance or performance of any other provision hereof;

(c)	an order is made or a resolution is passed or a petition is filed for the liquidation or winding-up of MMG;

(d)	MMG commits an act of bankruptcy or makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency;

(e)
execution, sequestration, extent or other process of any court becomes enforceable against MMG or a distress or analogous process is levied upon the Property or any part thereof unless the process is in good faith disputed by MMG and MMG gives security to pay the full amount claimed to the satisfaction of the Lenders;

(f)
MMG permits any sum which is not disputed to be due by MMG and which forms or is capable of forming a charge upon any of the Property to remain unpaid after proceedings have been taken to enforce the same;

(g)	MMG ceases or demonstrates an intention to cease to carry on its business;

(h)	a receiver or receiver-manager or receiver and manager is appointed for any of its Property;

(i)	MMG makes default in the due payment, performance or observance, in whole or in part, of any debt, liability or obligation of MMG to the Lenders, whether secured hereby or otherwise; or

(j)	MMG makes default in the due payment, performance or observance, in whole or in part, of any charge or encumbrance upon the Property.

13.2   Upon the occurrence of any Event of Default and at any time thereafter, provided that MMG has not by then remedied such Event of Default, the Lenders may, in their discretion, by notice to MMG, declare this Agreement to be in default. At any time thereafter, while MMG shall not have remedied such Event of Default, the Lenders, in their discretion, may:

(a)	declare the Bridge Loan and other monies owing (the “Debt”) by MMG to the Lenders to be immediately due and payable;

(b)	convert the Debt into common shares of MMG as provided in paragraph 11.2 hereof;

(c)	convert the Debt into any successor company of MMG; and

(d)	demand payment from MMG and exercise any or all of its remedies under this Agreement.

13.3   No remedy conferred on the Lenders hereby is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The exercise or commencement of exercise by the Lenders of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lenders of any or all other such remedies.

14.         PROPOSED RTO TRANSACTION

14.1   MMG and the Principal Shareholders acknowledge that FCIC has identified a suitable Pubco and subject to completing standard acquisition agreements, the Principal Shareholders have agreed to sell all their shares in MMG and cause the MMG Shareholders to sell all their shares in MMG to Pubco in consideration of being issued collectively a maximum of sixty eight and a half (68½%) percent of the Resulting Company. It is specifically acknowledged and agreed that three (3%) percent of the Resulting Company's shares will be issued to FCIC in exchange for the Finders Shares issued to FCIC under section 5.2 or directly by the Resulting Company as the case may be.

14.2   The parties acknowledge that one of the principal reasons for completing the RTO is to facilitate future financing of MMG’s business and that they will jointly endeavour to raise additional financing once the RTO completes, to finance MMG’s Business Plan.

14.3   In the event for whatever reason MMG or the Principal Shareholders determine not to proceed with the RTO, then the provisions of paragraph 2.5 shall apply and in addition, the Lenders may treat such as an Event of Default and be entitled to the remedies set out in section 13 hereof.

15.         CONFIDENTIALITY AND NON DISCLOSURE

15.1   FCIC acknowledges that its employees, representatives or agents will, during the course of its due diligence be provided with certain confidential information relating to the Business. FCIC agrees to use such confidential information only for its due diligence purposes, and undertakes not to disclose, or permit to be disclosed any part of such confidential information to any other person other than as set out in paragraph 15.2 hereof.

15.2   It is understood and agreed that the confidentiality provisions set out above do not apply in the event FCIC can demonstrate that:

(a)	at the time of disclosure by MMG to FCIC, the information was in the public domain through no breach of this Agreement;

(b)	after the time of disclosure to FCIC by MMG the confidential information was generally available to third parties by publication or otherwise;

(c)	by written records, FCIC was lawfully in possession of confidential information prior to such disclosure; or

(d)	the confidential information was required to be disclosed by lawful authority.

16.         MISCELLANEOUS

16.1   Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivering same or mailing same by registered mail or sending same by telegram, telex, telecopier or other similar form of communication to the following addresses:

FCIC:

    First Capital Invest Corp.
    Florastrasse 14
    Zurich, CH-8008
    Switzerland

    Attention : Kurt Dalmata

    Telephone No.: 4 1-44-202-0080
    Fax No.: 4 1-44-202-0082
    email: kurt@dalmata.ch

    With a copy to:

        Boughton Law Corp.

        Attention: Rory S. Godinho

        Telephone No.: 604 647-5525
        Fax No.: 604 683-5317
        email: rgodinho@boughton.ca

MMG:

    Mega Media Group, Inc.
    3rd Floor, 598 Broadway
    New York, NY 10012

    Attention: Alex Shvarts

    Telephone No.: 718 947-1100
    Fax No.: 646 417-5109
    Email : alex.s@megamediagroup.com

Any notice so given shall:

(a)	if delivered, be deemed to have been given at the time of delivery;

(b)
if mailed by registered mail, be deemed to have been given on the fourth business day after and excluding the day on which it was so mailed, but should there be, at the time of mailing or between the time of mailing and the deemed receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall be only effective if actually delivered; and

(c)	if sent by email, telecopier or other similar form of communication, be deemed to have been given or made on the first business day following the day on which it was sent.

Any party may give written notice of a change of address in the aforesaid manner, in which event such notice shall thereafter be given to such party as above provided at such changed address.

16.2   Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

16.3   This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, pertaining to the subject matter hereof.

16.4   If the date upon which any act or payment hereunder is required to be done or made falls on a day which is not a business day, then such act or payment shall be performed or made on the first business day next following.

16.5   The taking of a judgment on any covenant contained herein or on any covenant set forth in any other security for payment of any indebtedness hereunder or performance of the obligations hereby secured shall not operate as a merger of any such covenant or affect the Lenders’ right to interest at the rate and times provided in this Agreement on any money owing to the Lenders under any covenant herein or therein set forth and such judgment shall provide that interest thereon shall be calculated at the same rate and in the same manner as herein provided until such judgment is fully paid and satisfied.

16.6   If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality or enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.7   Each party shall be responsible for the payment of its own legal fees, and MMG shall be solely responsible for the payment of all fees relating to the obtaining of all required securities regulatory approvals.

16.8   This Agreement shall enure to the benefit of and be binding upon all parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

16.9   This Agreement shall be governed by and be construed in accordance with the laws of British Columbia and the parties hereto agree to submit to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising herefrom.

16.10   Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

)
THE CORPORATE SEAL OF MEGA MEDIA GROUP, INC. was hereunto affixed in the presence of:	) ) )
	)	C/S
Authorized Signatory	)
)
THE CORPORATE SEAL OF FIRST CAPITAL INVEST CORP. was hereunto affixed in the presence of:	) ) )
	)	C/S
Authorized Signatory	)
)
SIGNED, SEALED and DELIVERED by ALEKSANDR SHVARTS in the presence of:	) )
)
Signature	)
)
Print Name	)	ALEKSANDR SHVARTS
)
Address	)
)
)
Occupation	)

SIGNED, SEALED and DELIVERED by ERIC SCHWARTZ in the presence of:	) )
)
Signature	)
)
Print Name	)	ERIC SCHWARTZ
)
Address	)
)
)
Occupation	)

SCHEDULE A
The Business, including Subsidiaries

MEGA MEDIA GROUP, INC.

Mega Media Group, Inc. ("MMG" or the “Company”) is a multi-media holding company based in Brooklyn, New York, with six wholly-owned subsidiaries: Mega Media Records dba Skeleton Key Entertainment, Mega Media Film, Mega Media Sports Entertainment, Mega Media Studios, Echo Broadcasting Group, and VSE Magazine. MMG’s focus is in two primary areas: (1) Mainstream Entertainment and Media, and (2) Russian Ethnic Media.

Mainstream Entertainment and Media

MMG's mission is to invest in and develop a broad range of entertainment properties, balancing acquisitions of existing media properties, such as purchasing existing recordings and publishing catalogs with an earnings history, with the development and acquisition of newer media ventures, such as mobile and new technology media projects, and signing and developing emerging musical artists.  In addition to acquiring and developing both established and emerging media properties, MMG will also develop a management division to serve the needs of artists.

Russian Ethnic Media

MMG's subsidiaries, Echo Broadcasting Group and VSE Magazine, are Russian-American media companies that deliver media products that are contemporary, entertaining, fun and relevant to the ethnic Russian community in North America.  Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, MMG is able to deliver a unique blend of content that resonates with the "second generation" Russian mentality: distinctly American with a European flair.

Echo was acquired by MMG in October 2005. Un-audited sales figures for Echo formerly know as New Life Radio were as follows.

Mega Media Records, Inc. dba Skeleton Key Entertainment Mega Media Records is comprised of several divisions, publishing, talent management, new media ventures and recorded music.

Recorded Music

The record label division provides a "one-stop shopping" forum for artists, because all services of a major record label are provided in-house at MMG, including promotions, marketing, artist development and access to music recording and video facilities.  MMG will also be able to provide co-publishing and management services to artists signed to MMG's record label division, enabling MMG to act as a true partner to a recording artist by actively participating in all facets of the artist's career.  Mega Media Records already has an impressive roster of talent that includes rap legends Junior Mafia, platinum hip-hop producer Minnesota, R&B sensation Kenny Wray.  MMG's state-of-theart recording and editing studios in Brooklyn, and its satellite studios in mid-town Manhattan, provide a comfortable and functional setting for all MMG artists to create and record their art.  MMG's goal is to acquire both established and new recording artists, balancing risk by tapping into the existing fan base of established artists while investing in unknown artists who management believes have the potential to be the superstars of tomorrow.

New Media

The new media division will invest in small new media companies, such as independent ring tone and real tone aggregators. This division, engaging in perhaps the most speculative area of the music business, will focus is on identifying and investing in newly-formed music companies that are introducing important services and technologies to an industry that is rapidly changing.  The traditional record industry model of delivering physical product via retail outlets such as record shops is quickly becoming a thing of the past, while digital delivery via the Internet and mobile devices will likely grow exponentially over the next few years.  Neither MMG nor Mega Media Records has invested in or developed any new media technologies and there can be no assurance that it will do so.

Publishing Division

The publishing division will focus on acquiring various music publishing properties.  Initially, we will attempt to acquire small music publishing catalogs with a demonstrated earnings history. MMG will also purchase publishing interests in recently-released and soon-to-be released individual musical compositions that show earnings potential.  Finally, MMG will attempt to sign promising producer-writers and artist-writers to exclusive co-publishing agreements pursuant to which MMG will co-own all compositions written during the respective terms of such agreements and act as the exclusive administrator of the compositions subject to such agreements. The publishing division has not yet acquired any properties and there can be no assurance that it will be able to do so on terms acceptable to it or at all.

Talent Management

The management division will provide entertainment management services to writers, producers and recording artists, in addition to acting as consultants to industry executives.  MMG will manage the artists signed to the record label division of MMG, as well as manage artists signed to third-party record companies.  MMG will allocate most of its resources to established writers, producers and artists, but will also manage promising talent on a speculative basis. This division is still in its early stage of development.

Mega Media Film
Mega Media Film is a full-service film studio with a virtual 3D chromatic room and a 4A virtual studio. This studio is utilized to produce music videos for recording artists and multimedia projects. In addition to being used for music-based projects, MMG produces TV commercials, infomercials, and other video-related products. MMG has a talented staff of animators, visual effect designers, and editors who work in MMG's offices on a daily basis. MMG will also film and produce independent films and various DVD projects.

The virtual 3D studio allows MMG to produce video products at a fraction of the cost of traditional films. Most of the video products filmed today require the use of large, physical sets.  This is costly and time-consuming, since actual physical labor is required along with permits, adequate space on-site, and extensive personnel. MMG's graphic designers can create life-like virtual sets by using this new technology without the hassles of traditional filming. This allows for faster production time, which ultimately translates into dollars saved.  For a demonstration, please go to the following links: www.fora.com/movies/digistorm.wmv and www.fora.com/movies/digiwarpex2.wmv.

Mega Media Studios Mega Media Studios is a multi-room, state-of-the-art, 7000 sq. foot facility located in the heart of Brooklyn, just minutes outside of Manhattan.

Studio A features a 96 channel Euphonix console, custom Dynaudio Munro monitors, and a large isolation booth for the ultimate accommodations in live recording.  MMG's studio personnel are experienced, professional and helpful. The studios are fully-equipped to handle projects from commencement to conclusion, and provide the perfect environment for artists signed to MMR to create their product. Having everything handled in-house enables MMG to control recording costs, watch budgets and closely monitor the development of its artists.  In addition, the studios will be made available for third-party projects in an effort to maximize the income-earning potential of the studios.  MMG will actively market its facilities to independent and major record labels.

Mega Media Sports Entertainment

MMG has a sports division that specializes in the creation of instructional sports videos, taking today’s popular athletes and sports figures and producing modern, exciting and informative instructional/fitness videos. Currently, the instructional video market is filled with products that range from $14.99 to $129.99, featuring star athletes that have retired some time ago. MMG currently has two projects in the final production stages, discussed below, and is also in negotiations with members of the NBA, NHL and NFL. There can be no assurance, however, that MMG will be able to enter into any agreements with any other athletes on terms acceptable to MMG or at all.

Echo Broadcasting Group, Inc.

Echo Broadcasting, Inc. is a Russian-American entertainment and media company. Driven from within by its consumer brand – Evolution of Entertainment – Echo structures its Radio, Interactive and Publishing divisions to be contemporary, entertaining, fun and relevant to the Ethnic Russian consumers in North America. Working with cutting-edge news networks and contributing staff in the entertainment and fashion industries both in the United States and the Former Soviet Union, Echo is able to deliver a unique blend of content that resonates with the Second Generation mentality – distinctly American with a European flair.  Echo is a media partner in many major Russian events and concerts in the New York Metropolitan Area.  As the market grows, Echo intends to offer interactive television to complete the line of cutting edge entertainment and news outlets. All of Echo's media is structured to provide the advertisers with every viable marketing tool available, including traditional advertising, contextual advertising, product placement, viral marketing and BTL.

Interactive Division

www.VSERU.com

Launched in the summer of 2005, VSERU.com is a single in-language source of information on leisure, nightlife and entertainment for the ethnic Russians in New York. VSERU makes mainstream entertainment accessible to the Russian-speaking audience, with a wide variety of features, comprehensive and searchable listings and events calendars.

Publishing Division Radio Division Radio VSE – 87.7FM

Debuting in 2003 on 620AM, Radio VSE has become the largest independent, commercial Russian language radio station in the New York Tri State Area. Radio VSE rapidly developed an estimated audience of 800,000 loyal listeners and has become a primary source of information for Russian-speaking New Yorkers. The current format of Radio VSE is divided into three categories – talk radio, music programming and the news, including national and international headlines, lifestyle and entertainment.  Another staple of the programming is live broadcasting from Russia, Ukraine, Germany and Israel. The guest list of the talk shows ranges from politicians and governmental officials to Russian celebrities on tour in the United States. All broadcasting on Radio VSE is live, with listener participation and call-in segments. Radio VSE's portable studio and road crew are on the road daily on the streets of Little Odessa, interacting with the audience and producing entertaining live segments from NYC's hotspots.

SCHEDULE B
MMG Capital Structure

Shareholder		Common	Percentage	Preferred	Percentage
Aleksandr Shvarts		275,000	5.21%	4,080,000	28.30%
Alex Puzaitzer		200,000	3.79%		0.00%
Andrew Tavel			0.00%	50,000	0.35%
Boris Motovich		537,189	10.18%	200,000	1.39%
Boris Tantsky		80,000	1.52%	-	0.00%
Charles Suitt			0.00%	50,000	0.35%
Danny Vinokur		100,000	1.89%		0.00%
David Kokakis			0.00%	1,750,000	12.14%
Lev Paukman		1,046,807	19.84%	2,075,000	14.39%
Elan Kaufman		1,298,450	24.60%	2,575,000	17.86%
Eric Schwartz		275,000	5.21%	2,320,000	16.09%
FD Import		300,000	5.68%	-	0.00%
Galina Goldberg			0.00%	10,000	0.07%
Gennady Pomeranets		80,000	1.52%	500,000	3.47%
Karo Osipov		220,000	4.17%	150,000	1.04%
Kiril Zadov			0.00%	10,000	0.07%
Matrix Alliance		384,000	7.28%	200,000	1.39%
Michael Koblenz			0.00%	50,000	0.35%
Michael Koifman		106,000	2.01%	-	0.00%
Michael Novakhov			0.00%	10,000	0.07%
Mikhail Buzukashvilli			0.00%	5,000	0.03%
Nicole Caracappa			0.00%	10,000	0.07%
Richard Larson		125,000	2.37%	-	0.00%
Julia Milne		250,000	4.74%	100,000	0.69%
Viktor Lushin			0.00%	10,000	0.07%
Vladimir Grjonko			0.00%	10,000	0.07%
Yevgeny Morgovsky			0.00%	150,000	1.04%
Yuri Pirag			0.00%	100,000	0.69%
Yuriy Avezov			0.00%	2,000	0.01%
	TOTALS	5,277,446	100.00%	14,417,000	100.00%

**All preferred Shares will be converted into common shares at the time of the RTO with PUBCO on a two (2) common shares to one (1) preferred share basis, and all the then issued and outstanding shares of MMG shall be exchanged for shares representing approximately 68.5% of the Resulting Company.

SCHEDULE C
Management Prepared Financial Statements

SEE FOLLOWING PAGES

MEGA MEDIA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	January 31,
ASSETS	2007(unaudited)	2006
Current Assets
Cash	$37,444	$12,418
Accounts receivable, net	68,636	152,763
Prepaid Expenses	168,203	-
Total Current Assets	274,283	165,181

Fixed assets, net	559,097	465,590
Master records, net	306,676	128,621
Advances	20,000	-
Note Receivable-Gladiator	-	-
Deposits	225,486	183,486
Other	16,010	16,010

TOTAL ASSETS	$1,401,553	$958,88

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$34,458	$291,642
Sale tax payable	892	892
Payroll taxes payable	284,731	26,291
Accrued Offices' Compensation	379,829
Equipment loan - current portion	14,924	14,924
Equipment lease - current portion	19,440	-
Loans payable	852,900	440,000
Due to related party	444,455	-
Deferred revenues	252,399	-
Accrued interest	2,400	-
Payable to shareholders	715,118	355,186
Total Current Liabilities	3,301,546	1,128,935

Equipment Loan Payable	46,961	65,449
Equipment Lease Payable	50,220	-
TOTAL LIABILITIES	3,398,727	1,194,384

Commitments and contingencies	-	-

Stockholders' Deficit
Preferred stock, $.001 par value, 20,000,000 shares authorized, 14,492,000 shares issued and outstanding	14,492	2,500
Common stock, $.001 par value, 70,000,000 shares authorized, 5,077,446 shares issued and outstanding as of 10/31/06 and 3,175,000 shares issued and outstanding as of 10/31/05	5,277	3,175
Additional paid-in capital	4,067,546	2,679,378
Deferred compensation	(1,392)
Accumulated Deficit	(6,083,097)	(2,870,499)
Total Stockholders' Deficit	(1,997,174)	(235,496)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,401,553	$958,888

The accompanying notes are an integral part of these financial statements.

2

MEGA MEDIA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Year Ended January
	2007	2006
	(unaudited)

Revenues:
Advertising revenues	$3,240,069	$2,598,148
Other revenues	217,023	150,620

Total Revenues	3,457,091	2,748,768

Operating Expenses	3,007,7[0	2,429,830
Selling, general and administrative	3,316,438	1,917,703
Depreciation and amortization	287,204	631,796

	6,611,352	4,979,329

Net loss from operations	(3,154,261)	(2,230,561)

Other Expenses:
Loss on detivatives	-	-
Interest	58,338	40,413

Net loss before tax benefit	(3,212,598)	(2,270,974)

Tax benefit		-

Net loss	$(3,212,598)	$(2,270,974)

The accompanying notes are an integral part of these financial statements.

3

MEGA MEDIA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

		Year Ended January 31,
		2007	2006
		(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(3,212,598)	$(2,270,974)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization		287,204	631,796
Allowance for doubtful accounts		-	13,000
Preferred stock issued		11,992	-
Deffered stock compensation		(1,392)
Changes in operating assets and liabilities:
(Increase) in accounts receivable		84,127	(90,078)
(Increase) decrease in advances		(20,000)	17,650
(Increase) decrease in prepaid expenses		(168,203)
(Increase) decrease in other current assets
(Increase) in other		-	(14,660)
Increase (decrease) in bank overdraft		-	(12,660)
Increase in accounts payable		42,816	273,185
Increase in sales tax payable		-	34
Increase in lease payable		69,660	-
Increase in accrued officers' compensation		379,829	-
Increase in accrued expenses		2,400
Increase in deferred revenue		252,399
Increase in payroll liabilities		258,440	10,269
Total adjustments		1,199,270	828,536
NET CASH USED BY OPERATING ACTIVITIES		(2,013,328)	(1,442,438)

CASH FLOWS FROM INVESTING ACTIVITIES:
Master records		(306,676)	(298,539)
Fixed assets		(252,089)	(335,571)
Investment in Gladiator		-	(260,000)
Deposits		(42,000)	(172,486)
CASH USED BY INVESTING ACTIVITIES		(600,765)	(1,066,596)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds, net of repayments		(8,988)	1,135,559
Proceeds from issuance of debenture		403,400	-
Loans from shareholders		99,932	710,673
Loans from related parties		444,455
Sale of common stock		1,700,321	675,000
CASH PROVIDED BY FINANCING ACTIVITIES		2,639,120	2,521,232

NET INCREASE IN CASH		25,026	12,198

CASH: Beginning of period		12,418	220
End of period		$37,444	$12,418

Supplemental disclosure of noncash financing and investing activities:
Cash paid during the period for income taxes		$2,275	$-
Cash paid during the period for interest		$55,937	$-
Non Cash Investing Activities:
Equipment contributed for common stock	$		$37,877
Stock issued for Echo Broadcasting	$		$3,666

The accompanying notes are an integral part of these financial statements.

4

MEGA MEDIA GROUP, INC. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JANUARY 31, 2006 AND 2005 AND THE UNAUDITED NINE MONTHS ENDED OCTOBER 31, 2006
UNAUDITED

	Preferred Stock ($.001 par value)		Common Stock ($.001 par value)		Additional Paid-In Capital	Deferred Capital	Accumulated Deficit		Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance February 3, 2004	-	$-	-	$-	$-	$-	-		$-

Capital contribution	-	-	666,665	667	1,207,120		-		1,207,787

Loss for year ended
January 31, 2005	-	-	-	-	-	-	(599,525)		(599,525)

Balance January 31, 2005	-	-	666,665	667	1,207,120		(599,525)		608,262

Shares issued to purchase
Echo Broadcasting Group, Inc.	1,833,335	1,833	1,833,335	1,833	-		-		3,666

Capital contribution	666,665	667	-	-	747,883		-		748,550

Sale of common stock	-	-	675,000	675	674,325		-		675,000

Loss for year ended
January 31, 2006	-	-	-	-	-	-	(2,270,974)		(2,270,974)

Balance January 31, 2006	2,500,000	2,500	3,175,000	3,175	2,629,328		(2,870,499)		(235,496)

Sale of common stock	-	-	620,000	620	349,380				350,000

Stock issued to pay for
lender’s fees			100,000	100	9,900				10,000

Stock issued for conversion of
loans to shareholders			1,045,257	1,045	842,086				843,131

Stock issued in exchange for
lease commitments			337,189	337	236,852				237,189

Restricted stock award
to officers and shareholders	10,600,000	10,600	-	-	-				10,600

Restricted stock award
to employees	1,392,000	1,392							1,392

Deferred stock based compensation						(1,392)			(1,392)

Loss for year ended
January 31, 2006	-	-	-	-	-	-	(3,212,598)		(3,212,598)

Balance October 31, 2006	14,492,000	$14,492	5,277,446	$5,277	$4,067,546	$(1,392)	(6,083,097	) $	(1,997,174)

The accompanying notes are an integral part of these financial statements.

5

SCHEDULE D
Form of Promissory Note

US$◆	ON DEMAND

Dated:

FOR VALUE RECEIVED, Mega Media Group, Inc. (the “Borrower”), incorporated under the laws of United States of America, and having its head office located at 3rd Floor, ,598 Broadway, New York, New York 10012, promises to pay ON DEMAND to the order of First Capital Invest Corp. (the “Lender”), of Florastrasse 14, Zurich, CH-8008, Switzerland, the principal sum as stated above of lawful money of the United States of America. The principal sum will be secured and will bear interest at the rate of ten (10%) percent per annum calculated and payable quarterly on March 31, June 30, September 30, and December 31 of each year, both before and after maturity, default and judgement.

Presentment, protest, notice of protest and notice of dishonour are hereby waived.

The Borrower may from time to time repay all or any part of the principal and any accrued and unpaid interest that remains unpaid to the date of payment without notice, penalty or bonus.

MEGA MEDIA GROUP, INC.

Per:

Authorized Signatory

SCHEDULE E
Employment, Service & Pension Agreements of MMG

1.    David Kokakis

       Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $150,000.

2.    Gennady Pomeranets

       Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $60,000.

3.    Alex Shvarts

       Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $180,000.

4.    Eric Schwartz

       Contract dated January 1, 2006. The term runs from January 1, 2006 to January 31 of 2008. Base compensation: $180,000.

SCHEDULE F
Real Property & Leases of MMG

1.           The company leases office space for its production, studios, and radio broadcasting facilities:

            Location:    Suites 205, 206 and 210
                       1122 Coney Island Avenue
                       Brooklyn, NY 11230

            Size:        7,000 square feet

      There are two (2) leases:

            Lease #1:

            Term:                         expires June 2007
            Monthly Fee:       $5,941.04
            Option to Renew:    for an additional three (3) years (to June 2010).

            Lease #2:

            Term:              expires February 28, 2009
            Monthly Fee:     $6,009.98

2.           The company leases office space:

            Location:    3rd Floor
                       598 Broadway
                       New York, NY 10012

            Size:       5,500 square feet

      There is one (1) lease:

            Lease #1:

            Term:                        expires April 18, 2016
            Monthly Fee:      $15,000

SCHEDULE G
Encumbrances on MMG’s Assets

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following table summarizes our contractual obligations as of October 31, 2006, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

1.
	Total	1yr	1-3yrs	3-5yrs
Capital Leases	$74,520	$19,440	$55,080
Operating Leases	$11,473,898	$2,417,690	$7,779,247	$1,276,961
Equipment Loans	$64,745	$14,924	$49,821
	$11,613,163	$2,452,055	$7,884,146	$1,276,961

2.    On October 4, 2006 the Company has entered into a new lease agreement for various computer and office equipment, which expires on September 2010.

3.
Operating leases consist of various premises leases for our two offices and airtime lease with Island Broadcasting. The Company has an agreement (the "Agreement") with Island Broadcasting Company (the "Licensee") for airtime. Pursuant to the Agreement the Company has purchased airtime for the period November 1, 2005 to July 1, 2010. However, after July 1, 2006 the Licensee may terminate the Agreement upon 90 days' notice to the Company. Per the Agreement, the airtime is paid monthly. Airtime lease expense for 2006 was $2,072,929.

4.    The company has two equipment loans that carry 6.75% interest rate and mature in 2010 and 2011.

SCHEDULE H
MMG Litigation

There is no pending or threatened litigation.

SCHEDULE I
Options or Rights to Purchase Securities of MMG

Date	Party	Loan Amount	Conversion Price	Loan Amount
7/21/2006	Danny Vinokur	$150,000.00	$0.30	$45,000.00
8/1/2006	Anna Paukman	$50,000.00	$0.30	$15,000.00
10/10/2006	Andrey Anikeyev	$100,000.00	$0.30	$30,000.00
10/20/2006	David Kokakis	$444,455.00	$0.30	$133,336.50
10/24/2006	Elan Kaufman	$56,000.00	$0.30	$16,800.00
10/31/2006	Michael Koifman	$40,000.00	$0.30	$12,000.00
10/31/2006	Lev Paukman	$50,000.00	$0.30	$15,000.00
11/16/2006	Elan Kaufman	$30,000.00	$0.30	$9,000.00
1/11/2007	Andrey Anikeyev	$100,000.00	$0.25	$25,000.00
1/11/2007	Elan Kaufman	$40,000.00	$0.25	$10,000.00
1/16/2007	Anna Paukman	$60,000.00	$0.25	$15,000.00
2/21/2007	Anna Paukman	$57,000.00	$0.25	$14,250.00
2/22/2007	Elan Kaufman	$34,000.00	$0.25	$8,500.00
3/2/2007	Alex Puzaitzer	$100,000.00	$0.25	$25,000.00
	Total	$1,311,455.00		$373,886.50

NIR Funding

On August 18, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $1,500,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with:

    AJW Capital Partners, LLC,
    AJW Offshore, Ltd.,
    AJW Qualified Partners, LLC, and
    New Millennium Capital Partners II, LLC

(collectively, the “Investors”).

There was an initial funding of $200,000 (completed August 21, 2006) and second tranche of $200,000 (completed November 28, 2006), of which we received net proceeds of $400,000. On each closing date, the following parties issued callable secured convertible notes as follows:

    AJW Capital Partners, LLC invested $19,400;
    AJW Offshore, Ltd. invested $118,000;
    AJW Qualified Partners, LLC invested $60,000; and
    New Millennium Capital Partners II, LLC invested $2,600.

The callable secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to:

    (i)           55% in the event that a Registration Statement is filed within thirty days of the closing; and

    (ii)          60% in the event that the Registration Statement becomes effective within one hundred and twenty (120) days from the Closing.

Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

The Investors received the following seven (7) year warrants to purchase shares of our common stock, exercisable at $.01 per share:

AJW Capital Partners, LLC	4,850,000 warrants;
AJW Offshore, Ltd.	29,500,000 warrants;
AJW Qualified Partners, LLC	15,000,000 warrants; and
New Millennium Capital Partners II, LLC	650,000 warrants

(the “Warrants”).

The Warrants are not subject to registration rights.

SOME NOTES. This deal is being renegotiated as it was structured for the previous public company that we are rescinding. The terms will change including the amount of the warrants. These warrants were to be adjusted for a 1500 to 1 reverse. Also the funding will be going up to $2,000,000. The deal was with The Public Vehicle and was structured based on 1.5 billion shares outstanding. We are going to pick up the deal as Mega Media and as the new PUBCO but on different terms.

SCHEDULE J
Registered Trademarks, Trade Names & Patents of MMG

1.    Mega Media Group, Inc.

2.    Mega Media Records, Inc. dba Skeleton Key Entertainment

3.    Mega Media Film

4.    Mega Media Studios

5.    Mega Media Sports Entertainment

6.    Echo Broadcasting Group, Inc.

7.    www.VSЁRU.com

8.    Radio VSE

SCHEDULE K
Resulting Company Share Structure

Existing Pubco Shareholders	(approximately28.5%)	21,090,000
First Capital Invest Corp.	(3%)	2,220,000
Former MMG Shareholders	(approximately68.5%)	50,690,000
(post-conversion of all preferred and loan
conversion shares)
	Approximately	74,000,000